                                                                    EXHIBIT 10.3




                                MASTER AGREEMENT

                                       -i-


                                TABLE OF CONTENTS

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                                                                             PAGE
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ARTICLE 1  DEFINITIONS ...................................................     2

      1.1   Definitions. .................................................     2

ARTICLE 2  AGREEMENTS ....................................................     2

      2.1   Purchase and Sale of Assets. .................................     2
      2.2   Employees. ...................................................     5
      2.3   Purchased IT Assets and Leases and Licenses. .................     6
      2.4   Distribution Service. ........................................     7
      2.5   Agreements with Other Entities. ..............................     7
      2.6   License. .....................................................     8
      2.7   Cooperation. .................................................     8
      2.8   Supply of Conventional Lenses. ...............................     9
      2.9   Accounts Receivable. .........................................     9
      2.10  Trademarks Proprietary to SC. ................................    10
      2.11  Option to Purchase Intellectual Property Proprietary to SE
            and/or SECL. .................................................    10
      2.12  Clinical and Analytical Evaluation Services and Use of
            Clinical and Analytical Instruments of SE; Option to Purchase.    11
      2.13  After-Sales Service. .........................................    11
      2.14  [Intentionally Omitted] ......................................    11
      2.15  Liabilities and Obligations. .................................    12
      2.16  Non Competition. .............................................    12
      2.17  Right of First Refusal. ......................................    12

ARTICLE 3  CONSIDERATION .................................................    13

      3.1   Consideration. ...............................................    13
      3.2   Consideration and Determination of Closing Assets. ...........    14
      3.3   Stamp Duty. ..................................................    15
      3.4   Consumption Tax. .............................................    15
      3.5   Other Tax. ...................................................    15

ARTICLE 4  CLOSING .......................................................    16

      4.1   Transfer of Purchased Assets and Purchased IT Assets. ........    16
      4.2   Payment for Purchased Assets and Purchased IT Assets. ........    16
      4.3   Offset. ......................................................    16
      4.4   SCI's Deliveries. ............................................    17

ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF SCI, SE, SECL AND SC ........    17

      5.1   SCI's Representation and Warranties. .........................    17

ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF OSKK AND OSI ................    23

      6.1   Representations and Warranties of OSKK and OSI. ..............    23

ARTICLE 7  ACTION PRIOR TO THE COMPLETION OF THE TRANSACTION .............    25

      7.1   Investigation of the Business by OSI and OSKK. ...............    25
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                                      -ii-


                                TABLE OF CONTENTS
                                   (CONTINUED)
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      7.2   Preserve Accuracy of Representations and Warranties. .........    25
      7.3   Notice of Certain Matters. ...................................    25
      7.4   Business Prior to the Closing Date. ..........................    26
      7.5   Transferred Warranties. ......................................    27

ARTICLE 8   SUBSIDY, EXCHANGE RATE and UNDELIVERED ORDERS ................    27

      8.1   Subsidy. .....................................................    27
      8.2   Exchange Rate. ...............................................    27
      8.3   Undelivered Orders. ..........................................    28

ARTICLE 9  CONDITIONS PRECEDENT TO OBLIGATIONS OF OSI AND OSKK ...........    28

      9.1   No Misrepresentation or Breach of Covenants and Warranties. ..    28
      9.2   No Restraint or Litigation. ..................................    29
      9.3   Necessary Approvals. .........................................    29
      9.4   Employees. ...................................................    29
      9.5   No Material Adverse Change. ..................................    29
      9.6   Contract with Chart K.K. or Other Third Party Distributor. ...    29
      9.7   Contract with SE. ............................................    29
      9.8   Purchased IT Assets and Leases and Licenses. .................    29
      9.9   Contract with regard to the Leased Premises. .................    30
      9.10  License Agreements with SC. ..................................    30

ARTICLE 10  CONDITIONS PRECEDENT TO OBLIGATIONS OF SCI, SE, SECL AND SC ..    30

      10.1  No Misrepresentation or Breach of Covenants and Warranties. ..    30
      10.2  No Restraint or Litigation. ..................................    30

ARTICLE 11  INDEMNIFICATION ..............................................    31

      11.1  Indemnification by SCI. ......................................    31
      11.2  Indemnification by SE, SECL and SC. ..........................    31
      11.3  Indemnification by OSKK and OSI. .............................    32
      11.4  NO CONSEQUENTIAL OR PUNITIVE DAMAGES. ........................    32

ARTICLE 12  TERMINATION ..................................................    32

      12.1  Termination. .................................................    32
      12.2  Notice of Termination. .......................................    33
      12.3  Effect of Termination. .......................................    33

ARTICLE 13  GUARANTEES ...................................................    33

      13.1  SE's Guarantee. ..............................................    33
      13.2  OSI's Guarantee. .............................................    33

ARTICLE 14  GENERAL PROVISIONS ...........................................    34
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                                     -iii-
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      14.1  Survival of Obligations. .....................................    34
      14.2  No Public Announcements. .....................................    34
      14.3  Notices. .....................................................    34
      14.4  Successors and Assigns. ......................................    35
      14.5  Access to Records After Closing Date. ........................    35
      14.6  Entire Agreement; Amendments. ................................    35
      14.7  Interpretation. ..............................................    36
      14.8  Waivers. .....................................................    36
      14.9  Expenses. ....................................................    36
      14.10 Partial Invalidity. ..........................................    37
      14.11 Execution in Counterparts. ...................................    37
      14.12 Further Assurances. ..........................................    37
      14.13 Confidentiality. .............................................    37
      14.14 Governing Law. ...............................................    38
      14.15 Dispute Resolution. ..........................................    38
      14.16 Force Majeure. ...............................................    38
      14.17 Schedules and Exhibits. ......................................    39

                                MASTER AGREEMENT

      This MASTER AGREEMENT ("Agreement"), dated and made effective as of 2:00 pm, California time, on March 11, 2002, is made by and between:

Ocular Sciences K.K., a corporation duly organized and existing under the laws of Japan and having its registered office at 1-1-3, Marunouchi, Chiyoda-ku, Tokyo ("OSKK");

Ocular Sciences, Inc., a corporation duly organized and existing under the laws of the State of Delaware, the United States and having its registered office at 1855 Gateway Boulevard, Suite 700, Concord, CA 94520 USA ("OSI");

Seiko Contactlens Inc., a corporation duly organized and existing under the laws of Japan and having its registered office at 28-11, Taito 4-chome, Taito-ku, Tokyo 110-0016 Japan ("SCI");

Seiko Epson Corporation, a corporation duly organized and existing under the laws of Japan and having its registered office at 3-5, Owa 3-chome, Suwa-shi, Nagano-ken 392-8502 Japan ("SE");

Seiko Epson Contact Lens Corporation, a corporation duly organized and existing under the laws of Japan and having its registered office at 1545 Nakaminowa, Kamiina-gun, Nagano-ken 399-4601 Japan ("SECL"); and

Seiko Corporation, a corporation duly organized and existing under the laws of Japan and having its registered office at 7-1, Kyobashi 1-chome, Chuo-ku, Tokyo 104-8331 Japan ("SC").



                                    RECITALS

      A. SCI is distributing conventional contact lenses, both soft lenses and hard lenses manufactured by SECL (which SCI purchases from SE), disposable contact lenses (which SCI purchases and imports from OSI), and other contact lens related products to other distributors and retailers in Japan.

      B. SCI desires to sell certain assets and provide certain services related to SCI's distribution of contact lenses and contact lens related products, and OSKK desires to commence its business of distribution of contact lenses and contact lens related products in Japan utilizing, among others, such assets and services to be sold and provided by SCI in accordance with the terms and conditions of this Agreement.

      C. As of the Effective Date, SE and SC hold respectively fifty percent (50%) of all issued and outstanding shares of SCI and jointly control SCI. However, after the Effective Date, but prior to the Closing Date, SE shall hold one hundred percent (100%) of all issued and outstanding shares of SCI and shall have sole control of SCI.

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, representations, warranties, conditions and agreements herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS



      1.1   Definitions.

      In this Agreement (including exhibits and schedules), all capitalized terms shall have the meanings set forth in Schedule 1.1 and shall be equally applicable to both the singular and plural forms.



                                    ARTICLE 2

                                   AGREEMENTS



      2.1   Purchase and Sale of Assets.

      (a) On the terms and subject to the conditions of this Agreement, on and as of the Closing Date, SCI agrees to sell, transfer, convey, assign and deliver to OSKK, and OSKK agrees to buy and acquire from SCI, free and clear of all Encumbrances, all right, title and interest of SCI in and to the assets more fully described below (excluding those assets excluded from the definition of Purchased Assets set forth in Schedule 1.1 hereto) (collectively, the "Purchased Assets"):

            (i) all tangible fixed assets, including, without limitation, leasehold improvements, personal property and fixtures and equipment (including computers), other than real properties to which SCI has an ownership interest as of the Closing Date ("Tangible Fixed Assets"). A list of tangible fixed assets owned by SCI as of the Record Date for which SCI has recorded a positive book value (excluding Tangible Fixed Assets that will be transferred to OSKK without charge) is provided on Schedule 2.1(a)(i)(x) hereto and a list of tangible fixed assets owned by SCI as of the Record Date for which SCI has recorded a zero book value or which will be transferred to OSKK without charge is provided in
Schedule 2.1(a)(i)(y) hereto. OSKK will not purchase tangible fixed assets to which SCI has obtained or will obtain ownership after the Record Date without OSKK's written consent;

            (ii) all SCI's accounts receivable, net of bad debt write-offs and offsets as of the Closing Date other than (x) accounts receivable with respect to which the payer is OSI or an Affiliate of OSI, (y) accounts receivable outstanding for more than one hundred twenty-two (122) days and (z) notes and bills receivable ("Accounts Receivable"). A list of SCI's accounts receivable, net of bad debt write-offs and offsets, as of the Record Date, and the book value therefor as of the Record Date is provided on Schedule 2.1(a)(ii) hereto;

            (iii) all Non-Consigned Inventories of SCI as of the Closing Date. A list of Non-Consigned Inventories owned by SCI as of the Record Date, and the book value therefor as of the Record Date is provided on Schedule 2.1(a)(iii) hereto;

            (iv) all Consigned Inventories of SCI as of the Closing Date. A list of Consigned Inventories owned by SCI as of the Record Date, and the book value therefor as of the Record Date is provided on Schedule 2.1(a)(iv) hereto; and

            (v) all intangible assets owned by SCI as of the Closing Date ("Intangible Assets") including, without limitation, (a) the customers list, (b) the sales know-how, (c) the know-how relating to the Pharmaceutical Affairs Law of Japan (Law No. 145 of 1960), (d) the know-how of the treatment and the test of the lenses, (e) all reasonably useful information related to SCI's business, provided that, such information is not subject to any third party confidentiality obligations that would prohibit the transfer to OSKK, (f) all books and records of SCI related to the Purchased Assets including, without limitation, all repair and maintenance records and operation manuals, (g) [intentionally omitted], (h) all Intellectual Property owned by SCI, including the trademarks listed in Schedule 2.1(a)(v)(h), and (i) telephone subscription rights (denwa-kanyu-ken) ("Telephone Subscription Rights"), provided on Schedule 2.1(a)(v)(i).

In addition, on the terms and subject to the conditions of this Agreement, on and as of the Closing Date, SCI shall transfer all rights and obligations with respect to Undelivered Orders approved by OSI or OSKK in accordance with Article 8.3.

      (b) On the terms and subject to the conditions of this Agreement, on and as of the Closing Date, (i) SCI agrees to sell, transfer, convey, assign and deliver to OSKK, and OSKK agrees to buy and acquire from SCI, free and clear of all Encumbrances, all right, title and interest of SCI in and to the Purchased IT Assets and (ii) SCI agrees to transfer and assign to OSKK the leases and licenses set forth on Schedule 2.3(b) attached hereto (the "Leases and Licenses"), to the extent such Leases and Licenses are transferable pursuant to
Article 2.3(b).

      (c) On or prior to the Closing Date, SCI shall deliver the following to OSKK or the places designated by OSKK at SCI's cost:

            (i) the Purchased Assets and Purchased IT Assets;

            (ii) All assets, materials, data, documents, electronic files or media which contain or are the subject of the Intangible Assets, the Purchased IT Assets and the Leases and Licenses (to the extent transferable in accordance with Article 2.3(b)). SCI will provide OSKK with originals of the foregoing media, except where SCI is required to submit an original by government authorities (e.g., tax purposes), in which case, SCI will provide OSKK with a copy of such original;

            (iii) Certificates of title or origin (or like documents) with respect to the Purchased Assets and Purchased IT Assets for which a certificate of title or origin is required in order to transfer title;

            (iv) All consents, waivers or approvals required to be obtained by SCI with respect to the Purchased Assets and the Purchased IT Assets and the consummation of the transactions contemplated by this Agreement, if any;

            (v) Such other bills of sale, assignments and other instruments of transfer or conveyance as OSKK may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, the Purchased IT Assets, and subject to
Article 2.3(b), the Leases and Licenses.

            (vi) all the documents and records related to the Purchased Assets and Purchased IT Assets;

            (vii) duly executed documents necessary to change the registered name of the titleholder from SCI to OSKK of the Intangible Assets.

      (d) The Purchased Assets, the Purchased IT Assets, and subject to Article 2.3(b), the assets subject to the Leases and Licenses, which are under the custody of third parties other than SCI as of the Closing Date shall be delivered to OSKK by SCI's instruction to such custodians to keep custody of such assets for the benefit of OSKK on or after the Closing Date. SCI shall send a notification stating such instruction to each custodian and the copies thereof to OSKK immediately after the Effective Date. The contents of such notification shall be agreed upon by OSKK prior to sending thereof.

      (e) Deliveries by SCI under this Article 2.1 shall be completed upon SCI's receipt of a written acknowledgement issued by OSKK in a form that OSKK determines.

      (f) SCI shall cooperate with OSKK in transferring the Purchased Assets and Purchased IT Assets (in accordance with Article 2.3) in accordance with all Applicable Laws and OSKK's instruction made from time to time so that OSKK will obtain the ownership of the Purchased Assets and Purchased IT Assets on the Closing Date. OSKK will not pay for the cooperation of SCI under this article.

      (g) SCI shall not sell, transfer, convey, assign, deliver, disclose or dispose of any of the Purchased Assets or the Purchased IT Assets to any third party other than OSKK and its Affiliates (if so instructed by OSKK); provided, however, that SCI may sell the Consigned Inventory and Non-Consigned Inventory to its customers in the ordinary course of SCI's contact lens distribution business until the Closing Date. SCI shall not permit any third party other than OSKK and its Affiliates (if so instructed by OSKK) to use, receive any benefit from, or obtain security interests over, the Purchased Assets or, upon their acquisition by SCI, the Purchased IT Assets.

      (h) As of the Closing Date, SCI shall not sell, transfer, convey, assign, deliver, disclose or dispose of any of the Consigned Inventory and Non-Consigned Inventory to any third party other than OSKK and its Affiliates (if so instructed by OSKK).

      (i)  On the Closing Date:

            (i)  SCI shall execute and deliver to OSKK the Zantei-Operation

Agreement, effective as of the Closing Date;

            (ii) SE shall execute and deliver to OSKK the exclusive supply agreement in the form of Schedule 2.8(b), effective as of the Closing Date;

            (iii) (x) SC shall execute and deliver to OSKK the license agreement in the form of Schedule 2.10(b), effective as of the Closing Date and (y) SCI shall assign the Cielo Trademark License Agreement to OSKK pursuant to a form of assignment reasonably acceptable to OSKK, the royalties of which shall have been fully paid by SCI to SC on or prior to the Closing Date through the end of the term of such agreement, and SC shall deliver to OSKK SC's written consent to such assignment;

            (iv) SCI and SE shall execute and deliver to OSKK the Clinical and Analytical Evaluation Services Agreement, effective as of the Closing Date;

            (v) SCI shall deliver to OSKK the Closing Date Undelivered Orders in accordance with Article 8.3;

            (vi) OSKK shall execute and deliver to SCI the Zantei-Operation Agreement, effective as of the Closing Date;

            (vii) OSKK shall execute and deliver to SE the exclusive supply agreement in the form of Schedule 2.8(b), effective as of the Closing Date;

            (viii) OSKK shall execute and deliver to SC the license agreement in the form of Schedule 2.10(b), effective as of the Closing Date; and

            (viv) OSKK shall execute and deliver to SCI and SE the Clinical and Analytical Evaluation Services Agreement, effective as of the Closing Date.


      2.2   Employees.

      (a) OSKK or OSI shall use best efforts to offer employment to all full time employees and directors of SCI as of the Record Date as listed in Schedule 2.2(a) ("Employees") upon such terms and conditions of employment to be determined by OSKK or OSI in its sole discretion, but in compliance with all Applicable Laws.

      (b) SCI shall use best efforts to ensure that all or part of the Employees to whom OSKK will offer employment will resign from SCI and become employees of OSKK on or before the Closing Date.

      (c) SCI shall use best efforts from the Effective Date until the Closing Date to provide OSKK and OSI with supportive services such as persuading employees of SCI who are listed in Schedule 2.2(c) ("Key People") to be employed by OSKK at no charge so that OSKK will be able to employ all the Key People on or before the Closing Date.

      (d) SCI shall disclose all personnel records of each Employee including, without limitation, the name, SCI employee number, current job assignment, current rate of wages or salary, and the amount of service to OSKK immediately after the

Effective Date. In the event any Applicable Laws prohibit or restrict the transfer of personnel information pursuant to this paragraph, the obligations of SCI shall be to disclose to OSKK only such information as shall be permitted by such laws or regulations.

      (e) The parties confirm that in the case of Employees who do not accept the offer of employment extended by OSKK or OSI or to whom OSKK or OSI, despite best efforts, will not offer employment, the employment of such Employees shall be within the responsibility of SCI and OSKK shall not be obliged to compensate them in any manner or to extend another offer of employment.

      (f) SE and SCI shall respect the rights of SCI's employees whom OSKK or OSI, despite their best efforts, will not offer employment in OSKK.

      (g) SCI shall retain one (1) engineer as an employee of SCI as listed in
Schedule 2.2(h) ("SCI Liaison"). Such employee will be a liaison between SCI and OSKK in accordance with the Zantei-Operation Agreement (Schedule 2.6(b)), and will become an employee of OSKK upon termination of the Zantei-Operation Agreement if the terms and conditions of employment which OSKK will offer to such employee are accepted by such employee.


      2.3 Purchased IT Assets and Leases and Licenses.

      (a) On or prior to the Closing Date, SCI will purchase from Century Leasing Company the assets listed on Schedule 2.3(a) (the "Purchased IT Assets") at the prices listed on Schedule 2.3(a), and thereafter on the Closing Date, SCI will transfer the Purchased IT Assets to OSKK.

      (b) With respect to SCI's Leases and Licenses listed on Schedule 2.3(b), between the Effective Date and the Closing Date, SCI and SE will use their best efforts to obtain the consent of the lessors and licensors to the assignment of the Leases and Licenses to OSKK on and as of the Closing Date, and with respect to those Leases and Licenses in which the lessor's or licensor's consent to such transfer is obtained, on the Closing Date, SCI will transfer such Leases and Licenses to OSKK. With respect to those Leases and Licenses in which the lessor or licensor has not consented to the assignment to OSKK prior to the Closing Date, (i) SCI and SE will use their best efforts to provide OSKK with supportive services including, without limitation, negotiating with the respective lessors and licensors in obtaining consent to assignment and/or procuring new leases or licenses of the assets subject to such Leases and Licenses to OSKK effective on the Closing Date on similar terms and conditions as those currently extended to SCI and (ii) to the extent legally permissible, SCI will hold the rights under such Leases and Licenses in trust for, and for the benefit of, OSKK, and will cooperate with OSKK in any reasonable arrangement necessary to provide that OSKK shall receive substantially all beneficial interest and benefits in, to and under such Leases and Licenses, and OSKK will perform SCI's obligations and liabilities under such Leases and Licenses, provided that, with respect to obligations and liabilities requiring the payment of money, SCI will, at the request of OSKK, make such payments on OSKK's behalf, subject to SCI's contemporaneous receipt from OSKK of reimbursement therefor. Except as set forth in this Article 2.3(b), OSKK will not pay for such supportive services to be provided by SCI and SE. True and correct copies of the Leases and Licenses have been provided by SCI to OSKK prior to the Effective Date.


      2.4 Distribution Service.

      (a) SCI and SE shall use best efforts to assure that on or prior to the Closing Date, Chart K.K. will enter into an agreement with OSKK in substantially the form attached hereto as Schedule 2.4(a).

      (b) SCI and SE shall never represent or imply directly or indirectly to Chart K.K. that OSKK will assume SCI's liabilities, obligations or commitments against Chart K.K., and SCI and SE shall, jointly and severally, indemnify OSKK and OSI against any and all such liabilities, obligations or commitments to Chart K.K. incurred by OSKK or OSI.

      (c) OSKK will not pay for the assistance of SCI and SE under this article.


      2.5 Agreements with Other Entities.

      (a) SCI shall use its best efforts so that OSKK can enter into new agreements (i) with distributors and retailers with which SCI entered into agreements to sell its products continuously until the Effective Date, and (ii) with suppliers with which SCI entered into agreements to purchase certain items until the Effective Date.

      (b) SCI shall use its best efforts so that OSKK can enter into new agreements with lessors of the Leased Premises with which SCI entered into agreements, at commercially reasonable terms and conditions.

      (c) Those distributors, retailers, suppliers and lessors (in accordance with Articles 2.5(a) and 2.5(b)) with which OSKK seeks to enter into such agreements are listed in Schedule 2.5(c) hereto ("Counter-parties").

      (d) Upon OSKK's reasonable requests made from time to time, on or after the Effective Date, SCI shall call, write or visit Counter-parties in order to explain the transaction contemplated hereby between OSKK and SCI and persuade them to enter into new agreements with OSKK at commercially reasonable terms and conditions to assist OSKK to conduct its contact lens business and other businesses related thereto smoothly and effectively.

      (e) SCI shall perform their duties under this article in accordance with OSKK's reasonable instructions conveyed from time to time.

      (f) SCI shall report to OSKK using a report form designated by OSKK immediately after each communication with Counter-parties to be made from time to time after the Effective Date.

      (g) SCI shall never represent or imply directly or indirectly to the Counter-parties that OSKK will assume SCI's liabilities, obligations or commitments against Counter-parties, and SCI and SE shall, jointly and severally, indemnify OSKK and

OSI against any and all such liabilities, obligations or commitments to any and all Counter-Parties incurred by OSKK or OSI.

      (h) OSKK will not pay for the assistance of SCI under this article.


      2.6 License.

      (a) SCI and SE shall make their best efforts to cooperate with OSKK, including, but not limited to, making necessary documents and visiting and negotiating with the authorities, so that OSKK can (1) obtain the license for importation and sales of medical devices (iryoyogu-yunyu-hanbai-kyoka), (2) succeed to the necessary authorizations for such importation (yunyu-shonin) which SCI has as of the Effective Date, (3) file necessary reports with the appropriate authorities, and (4) accomplish other required procedures in order to assist OSKK in conducting its contact lens business and business related thereto smoothly and effectively on or after the Closing Date under the Pharmaceutical Affairs Law of Japan, in relation to the products that are currently distributed by SCI in Japan until OSKK has completed these procedures.

      (b) On or prior to the Closing Date, SCI and OSKK shall enter into an agreement with respect to the terms and conditions of SCI's and/or SE's cooperation pursuant to Article 2.2(h) and this Article 2.6, in a form attached hereto as Schedule 2.6(b) ("Zantei-Operation Agreement"), which shall be based on the Disposable Distribution Agreement and the Daily Wear Distribution Agreement (both dated November 7, 1996); provided that, OSI shall issue to SCI an invoice consistent with the Zantei-Operation Agreement, and SCI's payment thereof shall be made within sixty (60) days from the first (1st) day of the month following SCI's receipt of the relevant invoice.

             (i) Mr. Okazaki's secondment is intended, in part, as a means for OSKK to get such cooperation on the import license process and thereby require less reliance and support from SE and SCI while OSKK is completing these procedures.

            (ii) Except as otherwise provided herein, other cooperative support from SCI while OSKK is completing these procedures shall be without charge.

      (c) On or prior to when OSKK successfully obtains under its name the license for importation and sales of medical devices and succeeds to the necessary authorizations for such importation from SCI for the products that SCI currently imports and distributes in Japan, SCI shall import and sell such products to OSKK in the amount that OSKK requires from time to time at the same price which SCI purchases them from OSI (including any and all Tax and incidental costs) in accordance with the Zantei-Operation Agreement.

      (d) OSKK shall make payment for any and all invoices issued by SCI consistent with the Zantei-Operation Agreement to OSKK within sixty (60) days from the first (1st) day of the month following OSKK's receipt of the relevant invoice.


      2.7   Cooperation.

      Upon the terms and subject to the conditions contained herein, the parties agree (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing.


      2.8   Supply of Conventional Lenses.

      (a) SE shall supply OSKK exclusively with all conventional contact lenses and solutions products manufactured or dealt in by SECL as of the Effective Date until the end of March 2005. SE and/or SECL shall not be required to, and shall not, purchase from OSKK any conventional contact lenses remaining in OSKK's inventory as of the end of March 2005.

      (b) SE and OSKK shall enter into an exclusive supply agreement in a form listed in Schedule 2.8(b) on or prior to the Closing Date.


      2.9   Accounts Receivable.

      (a) Within seven (7) days after the Closing Date, SCI shall dispatch executed notices of assignment (saiken-joto-tsuchi) to each payer of an Account Receivable as of the Closing Date in a form listed in Schedule 2.9(a), notifying the payer of the assignment of Account(s) Receivable from SCI to OSKK and directing that payment of the Account Receivable be made to OSKK and not to SCI. SCI shall provide copies of such notices to OSKK upon dispatch.

      (b) Any payments received by SCI for Accounts Receivable transferred to OSKK shall be promptly remitted to OSKK. If there still remain accounts receivable which have not been paid in cash among the Accounts Receivable as of the two-hundred and fourteenth (214th) day following the Closing Date, OSKK and SCI shall treat the difference between the amount of the consideration for the Accounts Receivable set forth in Article 3.1(b) and the actual amount that OSKK collected in cash as of the two-hundred and fourteenth (214th) day following the Closing Date as follows:

            (i) If the total actual amount OSKK collected in cash is more than the amount of the consideration for the Accounts Receivable set forth in Article 3.1(b), OSKK will be entitled to all the surplus; and

            (ii) If the total actual amount OSKK collected in cash is less than the amount of the consideration for the Accounts Receivable set forth in Article 3.1(b), SCI shall pay OSKK an amount equal to the deficit between such actual amount collected in cash by OSKK and the amount of the consideration for the Accounts Receivable set forth in Article 3.1(b). The amount shall be paid not later than the two-hundred and fortieth (240th) day following the Closing Date by wire transfer of immediately available funds to a bank account designated by OSKK at SCI's cost.

       (c) Until the two-hundred and fourteenth (214th) day following the Closing Date, OSKK shall first apply all cash received by OSKK in payment of accounts receivable from each debtor under Accounts Receivable transferred from SCI to OSKK on the Closing Date to reduce the balance of the Accounts Receivable from that debtor transferred from SCI to OSKK.

      (d) On the two hundred and fortieth (240th) day following the Closing Date, SCI shall pay to OSKK, by wire transfer of immediately available funds to a bank account designated by OSKK, at SCI's cost, an amount equal to the Return Credit. For purposes of this Agreement, the term "Return Credit" shall be an amount equal to the sum of the following with respect to product returns made during the two hundred fourteen (214) days following the Closing Date by debtors whose Accounts Receivable were assigned to OSKK pursuant to this Agreement:

            (i) with respect to any defective products so returned by the debtor, the amount of the Account Receivable arising from the sale of the returned product to the debtor;

            (ii) with respect to product so returned by the debtor for the reason that the debtor made an error in ordering the product, an amount (the "Gross Margin") equal to the Account Receivable arising from the sale of the returned product to the debtor less the book value of the product as reflected in the books of SCI immediately prior to the sale of the product to the debtor;

            (iii) with respect to products returned upon termination of the commercial relationship with a debtor, an amount equal to (x) with respect to returned product that is a Discontinued Product, the amount of the Account Receivable arising from the sale of the returned Discontinued Product to the debtor, and (y) with respect to returned product that is not a Discontinued Product, the Gross Margin related to the returned product; and

            (iv) with respect to any product returned that is a Discontinued Product, the amount of the Account Receivable arising from the sale of the returned product to the debtor.


      2.10  Trademarks Proprietary to SC.

      On the Closing Date, (a) SC and OSKK shall enter into a license agreement in a form listed in Schedule 2.10 by which SC shall grant licenses on the "Seiko" trademark to OSKK upon terms and conditions set forth in such agreements and (b) SCI will assign the Cielo Trademark License Agreement to OSKK, pursuant to which OSKK will receive a fully-paid license to use the "Cielo" trademark, and SC shall consent to such assignment.


      2.11  Option to Purchase Intellectual Property Proprietary to SE and/or
SECL.

      SECL and SE hereby grant OSKK, OSI and their Affiliates an option, effective on the Closing Date, to purchase certain manufacturing know-how, patents, approvals for manufacturing SECL products issued under the Pharmaceutical Affairs

Law of Japan and other Intellectual Properties owned by SE and/or SECL which are necessary and/or useful to manufacture and/or market the products manufactured by SECL as of the Record Date for an amount of 400,000 US Dollars exercisable at any time before March 31, 2005. A list of such Intellectual Properties owned by SE and/or SECL as of the Record Date is provided on Schedule 2.11 hereto. In the event that such manufacturing know-how, patents and other Intellectual Properties include any joint patents or other joint rights with third parties, SE and SECL shall make commercially reasonable efforts to obtain the joint party's consent as to the assignment thereof.


      2.12 Clinical and Analytical Evaluation Services and Use of Clinical and Analytical Instruments of SE; Option to Purchase.

      (a) Upon requests made from time to time by OSKK or OSI, SCI and SE shall provide, with charge, support services in connection with clinical and analytical evaluation requirements (including the use of Clinical and Analytical Instruments and services related thereto) in compliance with the Pharmaceutical Affairs Law of Japan. On or prior to the Closing Date, SCI, SE and OSKK shall enter into an agreement (the "Clinical and Analytical Evaluation Services Agreement") with respect to such services and use of Clinical and Analytical Instruments pursuant to this Article 2.12(a) and on the terms and conditions set forth on Schedule 2.12(a) attached hereto.

      (b) SE hereby grants OSKK, OSI and their Affiliates an option, effective on the Closing Date, to purchase certain Clinical and Analytical Instruments owned by SE. This option to purchase such Clinical and Analytical Instruments shall be at their book value at the time of such exercise of option, which must be exercised no later than March 31, 2005. A list of such Clinical and Analytical Instruments owned by SE is attached hereto as Schedule 2.12(b).


      2.13  After-Sales Service.

      After the Closing Date, OSKK shall provide after-sales services for the Consigned Inventories, Non-Consigned Inventories and other contact lens related products sold by SCI before the Closing Date. The contents, quality and method of the after sales services to be provided by OSKK shall be solely determined by OSKK at its discretion; provided that, OSKK shall fully defend, indemnify and hold harmless SCI against any and all Losses and Expenses in connection with any and all claims, lawsuits or proceedings arising from any and all such after-sales services provided by OSKK, except to the extent such Losses and Expenses are Excluded Liabilities.



      2.14 [Intentionally Omitted]

      2.15  Liabilities and Obligations.

      Unless otherwise provided herein, OSKK shall not assume or have any responsibility for any liability, obligation or commitment of any nature of SCI, whether now or hereafter existing, known or unknown, accrued or non-accrued, or due or to become due, including, without limitation, the Excluded Liabilities.


      2.16  Non Competition.

      (a) In order to avoid any competition with OSKK, as of the Closing Date and until March 31, 2005, none of SE, SC, SECL and SCI shall, within the territory of Japan, conduct or have its Affiliate conduct, any business directly relating to the manufacture and/or distribution of contact lenses and/or solutions. Notwithstanding the foregoing, this Article 2.16 shall not prohibit SE, SC, SECL and SCI from making retail sales of contact lenses or solutions, in the ordinary course of business consistent with past practice, to consumers who do not purchase the contact lenses or solutions for the purpose of resale or re-distribution.

      (b) In order to avoid any competition with OSI, as of the Closing Date and for a period of one (1) year thereafter, none of SE, SC, SECL and SCI shall conduct or have its Affiliate conduct, any business in Japan nor elsewhere in the world, relating to the manufacture of colored disposable contact lenses using or incorporating SE's proprietary ink-jet printing technology.

      (c) Notwithstanding the foregoing, this article shall not apply to: (a) SE's supply of the products to OSKK in accordance with Article 2.8, and (b) SCI's assistance in accordance with Article 2.6.


      2.17  Right of First Refusal.

      (a) Subject to this Article 2.17, OSI shall have the right of first refusal to enter into a feasibility study agreement involving a new application for SE's proprietary ink-jet printing technology in connection with contact lenses (for example, laying colored ink on disposable contact lenses) with SE. In the event that OSI proposes to undertake such a feasibility study, OSI shall deliver to SE written notice of its desire to undertake such a feasibility study no later than one (1) year after the Closing Date.

      (b) Upon OSI's delivery of such notice in writing in accordance with
Article 2.17(a), the parties shall thereafter negotiate in good faith the terms and conditions of a feasibility study agreement pursuant to which OSI shall be an exclusive party. OSI acknowledges that SE will not disclose proprietary information related to SE's ink-jet technology during the course of any feasibility study or discussions related thereto.

      (c) If (i) OSI fails to deliver its notice in writing to SE in accordance with Article 2.17(a), or (ii) despite negotiations in good faith, the parties fail to fully execute a feasibility study agreement within eighteen (18) months after the Closing Date, then OSI shall forfeit the right herein to (1) be an exclusive party to any such feasibility study, and (2) enter into any feasibility study agreement. SE may thereafter seek any third party for, and enter into with such third party, any feasibility study agreement (on an exclusive or non-exclusive basis) as if OSI's right of first refusal herein were not exercised.

      (d) Except to the extent provided in Article 2.16(b) and this Article 2.17, nothing in this Agreement shall be construed to limit SE's ability and right to develop, license and offer to license its ink-jet printing technology to third parties for any purpose whatsoever, including, licenses to third parties to manufacture, have manufactured, sell, offer to sell, import, export or otherwise dispose of any products using or incorporating SE's ink-jet printing technology.

                                    ARTICLE 3

                                  CONSIDERATION



      3.1   Consideration.

      All consideration described in Article 3.1 (a) to (g) below shall be exclusive of any applicable consumption tax levied in accordance with the Consumption Tax law of Japan:

      (a) The consideration for the transfer of all of the Tangible Fixed Assets shall be the book value of the Tangible Fixed Assets listed on Schedule 2.1(a)(i)(x) hereto as of the Closing Date.

      (b) Subject to the adjustment in accordance with Article 2.9(b), the consideration for the transfer of the Accounts Receivable shall be ninety-four
(94)% of the book value of Accounts Receivable as of the Closing Date.

      (c) The consideration for the transfer of the Non-Consigned Inventories shall be the sum of (i) the book value for the Non-Consigned Inventories other than those SCI purchased from SE and other than 1-day disposable lenses and 2-week disposable lenses and (ii) for the Non-Consigned Inventories which SCI purchased from SE (including, but not limited to, the contact lenses and solutions) other than 1-day disposable lenses and 2-week disposable lenses, the lesser amount of either (x) the book value as of the Closing Date or (y) the price that SCI paid to SE, and (iii) OSKK will pay US$0.40 per one unit of 1-day disposable lenses and US$0.58 per one unit of 2-week disposable lenses, minus
(iv) 260,000 US Dollars. Notwithstanding the foregoing, OSKK will not pay for the Non-Consigned Inventories that are Excepted Inventories.

      (d) The consideration for the transfer of the Consigned Inventories shall be fifty percent (50%) of the book value as of the Closing Date. Notwithstanding the foregoing, OSKK will not pay for the Consigned Inventories which consist of Discontinued Products.

      (e) The consideration for the transfer of the Intangible Assets, excluding Telephone Subscription Rights and the Purchased IT Assets, shall be Four Million US dollars (US$4,000,000).

      (f) The consideration for the transfer of Telephone Subscription Rights (denwa-kanyu-ken) including telex and facsimile used by SCI for its contact lens business and business related thereto shall be at 20,000 (twenty thousand) yen per each right.

      (g) The consideration for the transfer of the Purchased IT Assets shall be an amount equal to the sum of the amounts paid by SCI to Century Leasing Company to acquire the Purchased IT Assets after the Effective Date and on or prior to the Closing Date, but in no event, more than thirty two million, eight hundred and fifty-two thousand (32,852,000) yen; provided that, such amount is exclusive of any and all consumption tax, and OSKK shall reimburse SCI for any and all consumption tax in accordance with Article 3.4.

      (h) The book value and the consideration payable by OSKK with respect (a) through (d) of this Article shall be determined in accordance with Article 3.2.

      (i) The consideration payable by OSKK with respect to (f) and (g) of this Article shall be determined in accordance with Article 3.2.

      (j) OSKK shall not be obliged to pay any amount other than the considerations provided under this article unless otherwise so provided in this Agreement.


      3.2 Consideration and Determination of Closing Assets.

      (a) In order to determine the amount of consideration payable under
Article 3.1(a) through (d) and (f) and (g), within fifteen (15) days following the Closing Date, SCI will prepare in good faith and deliver to OSKK schedules identifying in reasonable detail the following (collectively the "Closing Asset Schedules"):

               (i) the Tangible Fixed Assets as of the Closing Date and their individual and aggregate book value as of the Closing Date;

               (ii) the Accounts Receivable as of the Closing Date, the number of days each individual receivable has been outstanding as of the Closing Date, and the individual and aggregate book value of the Accounts Receivable as of the Closing Date (the "Closing Accounts Receivable Schedule");

                (iii) the Consigned Inventory (including the location of the Consigned Inventory) as of the Closing Date and the consideration payable with respect to the Consigned Inventory determined in accordance with Article 3.1 and this Article 3.2 as of the Closing Date and the Merchantable Non-Consigned Inventory as of the Closing Date and the consideration payable with respect to the Merchantable Non-Consigned Inventory determined in accordance with Article
3.1 and this Article 3.2 as of the Closing Date, each determined by a physical count of the Inventory by SCI and OSKK immediately prior the Closing Date (the "Closing Merchantable Inventory Schedule");

                (iv) the Excepted Inventory as of the Closing Date determined by a physical count of the Inventory by SCI and OSKK immediately prior to the Closing Date (the "Closing Excepted Inventory Schedule");

                (v) the Telephone Subscription Rights, indicating the number and identification of such rights and the aggregate consideration to be paid for such rights determined in accordance with Article 3.1(f); and

               (vi) the Purchased IT Assets and the consideration payable by OSKK with respect to the Purchased IT Assets determined in accordance with
Article 3.1(g).

      (b) For purposes of this Agreement, "book value" shall be determined in accordance with SCI's accounting policies and practices, applied in a manner consistent with SCI's past practices. A copy of SCI's accounting policies and practices is set forth on Exhibit B hereto.

      (c) SCI and OSKK shall meet to discuss and agree on the Closing Asset Schedules during the period commencing on the date of SCI's delivery of the Closing Asset Schedules and continuing, if necessary, until the Payment Date. In the event OSKK and SCI cannot agree on the Closing Asset Schedules, an independent and impartial third party accountant or appraiser employed by a big five accounting firm agreeable to both SCI and OSKK shall determine the book value of the Tangible Fixed Assets, Accounts Receivable, Non-Consigned Inventories and Consigned Inventories as of the Closing Date, such determination to be final and binding, and OSKK and SCI shall equally bear the third party accountant or appraiser fees.

      (d) OSI and OSKK shall have the right to conduct an audit, or cause an audit to be conducted on their behalf, of the Purchased Assets and Purchased IT Assets, which audit may include a physical count of the Inventory, and SCI and SE shall provide such information and assistance during such audit as may be reasonably requested by OSI and OSKK.

      3.3   Stamp Duty.

      Stamp duty payable in connection with the execution of this Agreement shall be borne by SCI and OSKK equally.


      3.4   Consumption Tax.

      Consumption tax payable in connection with the execution of this Agreement in accordance with the Consumption Tax law of Japan shall be borne entirely by OSKK.



      3.5 Other Tax.

      (a) Unless otherwise provided herein, SCI shall be responsible for and pay all Tax of SCI, the Purchased Assets and the Purchased IT Assets arising at any time with respect to periods ending on or prior to the Closing Date, including the portion of real, personal or other property Tax attributable to such periods.

      (b) Unless otherwise provided herein, OSI and/or OSKK shall be responsible for and pay all Tax of OSI and/or OSKK, the Purchased Assets and the Purchased IT

Assets arising at any time with respect to the period beginning and continuing after the Closing Date, including any portion of real, personal or other property Tax attributable to such period.



                                    ARTICLE 4

                                     CLOSING



      4.1   Transfer of Purchased Assets and Purchased IT Assets.

      Subject to fulfillment or waiver by SCI of the conditions set forth in
Article 10 below, SCI will transfer all right, title, ownership and any other benefit in the Purchased Assets, the Purchased IT Assets and, to the extent transferable, the Leases and Licenses, free and clear of all Encumbrances (except those disclosed in Schedule 4.1(a)), to OSKK on the Closing Date.



      4.2   Payment for Purchased Assets and Purchased IT Assets.

      (a) Subject to fulfillment or waiver by OSKK of the conditions set forth in Article 9 below and the completion of deliveries in accordance with Article 4.4, in exchange for the deliveries set forth in Article 2.1, on the Closing Date, OSKK shall make payment of the amount of the consideration for the Intangible Assets set forth in Article 3.1(e) to SCI by wire transfer of immediately available funds to a bank account designated by SCI.

      (b) Subject to fulfillment or waiver by OSKK of the conditions set forth in Article 9 below and the completion of the deliveries in accordance with Articles 2.1 and 4.4 on or prior to the Closing Date, and the completion of the deliveries and procedures set forth in Article 3.2, on the Payment Date, OSKK shall make payment of the sum of the consideration for the Purchased Assets, Telephone Subscription rights and Purchased IT Assets set forth in Articles 3.1(a) through (d) and 3.1 (f) and (g) to SCI by wire transfer of immediately available funds to a bank account designated by SCI.


      4.3   Offset.

      Notwithstanding Article 4.2, OSKK may offset SCI's accounts payable to OSI which OSI will transfer to OSKK with all and any of OSKK's accounts payable to SCI under this Agreement on each of the Closing Date and the Payment Date. On or prior to each of the Closing Date and the Payment Date, OSI shall inform SCI in writing of the amount of SCI's accounts payable to OSI which OSI will transfer to OSKK. Subject to Article 11.3(c), SCI hereby gives OSI its consent without any objection to OSI's transfer of SCI's accounts payable to OSKK. If, on the Payment Date, the total amount of OSKK's accounts payable to SCI under this Agreement is less than the amount of SCI's accounts payable to OSI which OSI will transfer to

OSKK, SCI shall pay such difference to OSKK on the Payment Date by wire transfer of immediately available funds to a bank account designated by OSKK.


      4.4   SCI's Deliveries.

      On the Closing Date, SCI shall deliver to OSKK copies of the minutes of the resolutions of the Board of Directors of SCI and the general meeting of shareholders of SCI authorizing the execution and performance of this Agreement and the transactions contemplated hereby, certified by the representative directors thereof.





                                    ARTICLE 5

             REPRESENTATIONS AND WARRANTIES OF SCI, SE, SECL AND SC



      5.1   SCI's Representation and Warranties.

      As an inducement to OSI and OSKK to enter into this Agreement and to consummate the transactions contemplated hereby, SCI represents and warrants to OSI and OSKK that the statements contained in this Article 5.1 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date:

      (a) Organization of SCI.

      SCI is a corporation duly organized and validly existing under the laws of Japan. SCI is duly qualified to carry on its business as currently conducted. SCI has full corporate power and authority to own and use the Purchased Assets and the Purchased IT Assets (subject to Article 2.3) and to carry on its business as currently conducted. As of the Effective Date, SE and SC hold respectively fifty (50) percent of all issued and outstanding shares of SCI. However, after the Effective Date, but prior to the Closing Date, SE shall hold one hundred percent (100%) of all issued and outstanding shares of SCI.

      (b) Authorization.

            (i) SCI has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by SCI have been duly and validly authorized and approved by all required corporate proceedings on the part of SCI, and do not require any further authorization or consent of SCI. This Agreement has been duly authorized, executed and delivered by SCI and constitutes, or upon execution and delivery by SCI will constitute, as the case may be, legal, valid and binding obligations of SCI enforceable against SCI in accordance with their terms, subject as to enforcement to applicable insolvency, bankruptcy, reorganization and other such legal protections for debtors and to injunctive relief being discretionary to any court.

            (ii) Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
(i) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or Purchased IT Assets under (a) the organizational documents of SCI, (b) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or authorization, right, restriction or obligation to which SCI is a party or any of the Purchased Assets or Purchased IT Assets is subject or by which any of the Purchased Assets or Purchased IT Assets is bound, (c) any Governmental Order to which SCI is a party or any of the Purchased Assets or Purchased IT Assets is subject or by which SCI or any of the Purchased Assets or Purchased IT Assets is bound, or (d) any Applicable Laws affecting SCI or its property; or (ii) require the approval, consent, authorization or act of, or the making by SCI of any declaration, filing or registration with, any Governmental Body, or any other Person.

      (c) Title to Purchased Assets and Purchased IT Assets.

      SCI has good and indefeasible title to all of the Purchased Assets, and as of the Closing Date, SCI will have good and indefeasible title to all of the Purchased IT Assets (subject to Article 2.3), free and clear of all Encumbrances (except as set forth in Schedule 4.1(a)). Upon delivery to OSKK on the Closing Date in accordance with Article 2.1 above, SCI will thereby transfer to OSKK good and indefeasible title to the Purchased Assets and Purchased IT Assets (subject to Article 2.3), free and clear of all Encumbrances. The Purchased Assets, together with the Purchased IT Assets, the Leases and Licenses, the Permits, the Contracts, the Leased Premises and the Clinical and Analytical Instruments, include all property, rights and assets primarily used in, and necessary for, the operation of SCI's business as currently conducted. Except as set forth in Schedule 5.1(c), all of the Tangible Fixed Assets, the Leased Premises and the tangible assets subject to the Leases and Licenses are in good operating condition and repair, subject to normal wear and tear, and are usable in the ordinary course of business as currently conducted.

      (d) Intellectual Property.

      (i) Schedule 2.1(v)(h) sets forth, for each of SCI's registered trademarks and for each SCI trademark application, the application serial number or registration number, the class of goods covered and the expiration date for each country in which any such trademark has been registered.

      (ii) The Purchased Assets, the Purchased IT Assets and the Leases and Licenses include all Intellectual Property rights necessary to conduct SCI's business as currently conducted.

      (iii) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will impair the right of the

OSKK to use, possess, sell or license any Intangible Assets or any portion thereof. Except as set forth in Schedule 5.1(d)(iii), there are no royalties, honoraria, fees or other payments payable by SCI to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Intellectual Property used by SCI in the conduct of its business as currently conducted.

      (iv) The marketing, license, sale, furnishing or intended use of any product or service related to SCI's business currently licensed, utilized, sold, provided or furnished by SCI does not violate any license or agreement between SCI and any third party.

      (v) The marketing, license, sale, furnishing or intended use of the Purchased Assets (including the Intangible Assets) and the AS400 software included in the Purchased IT Assets (excluding for purposes of this representation, products or services manufactured or provided by OSI and its Affiliates) neither infringes nor misappropriates any Intellectual Property rights of any other party; and there is no pending or, to the knowledge of SCI, threatened claim or litigation contesting the validity, ownership or right of SCI to use, possess, sell, market, advertise, license or dispose of any Intellectual Property used by SCI in its business.

      (vi) The computer software currently utilized in SCI's business is capable of meeting the needs of SCI's business as currently conducted and adequately performs the functions for which it is used, and to the knowledge of SCI, contains no defects. The Purchased Assets together with the Purchased IT Assets and the Leases and Licenses contain all of the computer software and rights with respect to computer software necessary to operate SCI's business as currently conducted. All license fees due and payable with respect to such computer software have been paid by SCI for SCI's use of same. OSI and OSKK acknowledge that OSKK may have to pay fees under Leases and Licenses for OSKK's use of the assets subject to the Leases and Licenses.

      (e) Employees.

            (i) Schedule 2.2(a) contains a list of all SCI's employees as of the Effective Date (other than Mr. Kurokawa, Mr. Takanami and Mr. Saito) and a list of the annual compensation provided by SCI to such employees as of the Effective Date.

            (ii) Insofar as it pertains to the business currently conducted by SCI, SCI is not a party to or bound by any union contract and has not experienced any strike, grievance or any arbitration proceeding, claim of unfair labor practices filed against SCI or threatened to be filed against SCI or any other material labor difficulty and there is no labor union of which any of the Employees is a member. None of the Employees is involved in or is otherwise threatening a potential labor dispute.

      (f) Contracts.

            (i) Schedules 5.1(f) and 2.3(b) collectively list each contract, agreement, arrangement, commitment, or other instrument, written or oral, that is material to the business currently conducted by SCI or the Leased Premises to which SCI is a party or by which SCI, the Purchased Assets or the business currently conducted by SCI may be bound (collectively, the "Contracts") as of the Effective Date, including, without limitation, the following:

            (x) agreements not made in SCI's ordinary course of business;

            (y) the Leases and Licenses;

            (z) confidentiality and non-disclosure agreements (subject to the terms and conditions therein);

            (xx) agreements containing covenants limiting the freedom of SCI or any officer, director or employee of SCI to engage in any line of business or compete with any Person that relates directly or indirectly to SCI's business as currently conducted;

            (yy) leases of the Leased Premises;

            (zz) material leases of personal property;

            (xxx) material distribution agreements, supply agreements and customer agreements; and

            (yyy) any other agreement material to the operation of SCI's business as currently conducted.

            (ii) Each Contract constitutes a valid, legal and binding obligation of the respective parties thereto; and no defenses, offsets, or counterclaims thereto have been asserted, or may be made by any party thereto. SCI has not received notice of any default under any of such Contracts. There are no material existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute a material default under any Contract. There exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract. SCI is neither renegotiating any of the Contracts nor is it paying damages in lieu of performance thereunder. Complete and correct copies of each of the written Contracts have heretofore been delivered or will be delivered prior to the Effective Date to OSKK by SCI.

      (g) No Violation, Litigation or Regulatory Action.

      (a) The Purchased Assets, the Purchased IT Assets, the assets subject to the Leases and Licenses and their uses in the business currently conducted by SCI as presently conducted comply in all material respects with all Applicable Laws and Governmental Orders, (b) SCI has complied in all material respects with all Applicable Laws and Governmental Orders which are applicable to the Purchased Assets, the Purchased IT Assets, the assets subject to the Leases and Licenses or the business currently conducted by SCI, (c) there are no lawsuits, claims, suits, proceedings or investigations pending or threatened against or affecting SCI in respect of the Purchased Assets, the Purchased IT Assets, the assets subject to the Leases and Licenses or the business currently conducted by SCI, and there are no lawsuits, suits or proceedings pending in which SCI is the plaintiff or claimant and which relate to the Purchased Assets, the Purchased IT Assets, the assets subject to the Leases and Licenses or the business currently conducted by SCI; nor is there any basis for the same, and (d) there is no action, suit or proceeding pending against SCI or threatened which questions the legality of the transactions contemplated by this Agreement.

      (h) Financial Data.

      SCI has provided to OSI and OSKK certain information regarding the historical expenses and revenues of the business currently conducted by SCI. The historical financial information, including balance sheets and profit and loss statements, for the years ended March 31, 1999, 2000, 2001 provided to OSI and OSKK have been prepared in accordance with SCI's own accounting policies and practices consistently applied, and do not contain any inaccuracies or misstatements or omit to state a material fact necessary to make the information set forth not misleading.



      (i) [Intentionally Omitted]



      (j) Inventory.

      The Inventory has been stored and handled in a reasonable manner and in accordance with any applicable manufacturer's guidelines. The Inventory which shall be listed by SCI on the Closing Merchantable Inventory Schedule shall have a book value determined in accordance with Article 3.2, none of the Non-Consigned Inventory listed on the Closing Merchantable Inventory Schedule shall be Excepted Inventories, and none of the Consigned Inventory listed on the Closing Merchantable Inventory Schedule shall consist of Discontinued Products.

      (k) Disclosure.

      None of the representations or warranties of SCI contained herein, and none of the information which SCI has disclosed to OSKK and/or OSI contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading.

      (l) Accounts Receivable.

      The Accounts Receivable which shall be listed by SCI on the Closing Accounts Receivable Schedule shall represent bona fide claims of SCI against debtors for sales, services performed or other events arising on or before the Closing Date, and all goods delivered and services performed which gave rise, or will give rise prior to the Closing Date, to such Accounts Receivable were delivered or performed, or shall be delivered or performed prior to the Closing Date, in accordance with applicable orders, Contracts or customer requirements. The Accounts Receivable which shall be listed on the Closing Accounts Receivable Schedule (i) shall have a book value determined in accordance with Article 3.2 and (ii) shall not have been outstanding more than one hundred twenty-two (122) days as of the Closing Date. Schedule 5.1(l) attached hereto reflects SCI's true and accurate bad debt expense for accounts receivable and bills receivable recorded by SCI for the past five (5) fiscal years.

      (m) Absence of Changes. Since December 31, 2001: (i) there has occurred no Material Adverse Effect and no event or condition has occurred that could reasonably be expected to result in a Material Adverse Effect, (ii) except as expressly contemplated by this Agreement, there has not been any sale or other disposition, except in the ordinary course of business, of any of the Purchased Assets, or any Encumbrance placed on the Purchased Assets, and (iii) SCI has operated its business in the ordinary course so as to preserve its business intact, to keep available to its business the services of its employees, and to preserve its business and the goodwill of SCI's suppliers, customers, distributors and others having business relations with SCI.

      (n) Permits.

      Schedule 5.1(n) sets forth a complete list of all Permits used in and necessary for the operation of SCI's business, all of which are as of the Effective Date, and all of which will be as of the Closing Date, in full force and effect.

      (o) Leased Premises.

      The Leased Premises set forth on Exhibit A constitute all of the real property and facilities used by SCI in the conduct of its business as presently conducted.

      (p)  No Brokers.

      None of SCI, its Affiliates or any officers, directors, employees, agents or other representatives of SCI and its Affiliates has entered into or will enter into any contract, agreement, arrangement or understanding with any broker, finder, agent or other Person which will result in the obligation of OSI, OSKK or any of their Affiliates to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated by this Agreement..



      5.2   Representations and Warranties of SE, SECL and SC.

      As an inducement to OSI and OSKK to enter into this Agreement and to consummate the transactions contemplated hereby, SE, SECL and SC hereby represent and warrant to OSI and OSKK that the statements contained in this
Article 5.2 are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date and as of the Payment Date:

      (a) Organization.

      SE, SECL and SC are entities duly organized and validly existing under the laws of Japan. Each of SE, SECL and SC has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

      (b) Authorization.

            (i) Each of SE, SECL and SC has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by SE,

SECL and SC and constitutes, or upon execution and delivery by SE, SECL and SC will constitute, as the case may be, legal, valid and binding obligations of SE, SECL and SC enforceable against SE, SECL and SC in accordance with their terms.

            (ii) Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
(i) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under
(a) the organizational documents of SE, SECL and SC, (b) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or authorization, right, restriction or obligation to which any of SE, SECL and/or SC is a party or any of its properties is subject or by which any of SE, SECL and/or SC or any of its properties is bound, (c) any Governmental Order to which any of SE, SECL and/or SC is a party or any of its properties is subject or by which any of SE, SECL and/or SC or any of its properties is bound, or (d) any Applicable Laws affecting any of SE, SECL and/or SC or its property; or (ii) require the approval, consent, authorization or act of, or the making by SE, SECL and/or SC of any declaration, filing or registration with, any Person, subject as to enforcement to applicable insolvency, bankruptcy, reorganization and other such legal protections for debtors and to injunctive relief being discretionary to any court.

      (c) No Proceedings.

      There is no action, suit or proceeding pending against SE, SECL and/or SC or threatened that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

      (d) No Issued Patents or Pending Patent Applications.

      There are no issued patents or pending patent applications with respect to SE's proprietary ink-jet printing technology for laying colored ink on disposable contact lenses. Furthermore, there is no collaboration with any third party to develop or commercialize SE's proprietary ink-jet printing technology for laying colored ink on disposable contact lenses.



                                    ARTICLE 6

                 REPRESENTATIONS AND WARRANTIES OF OSKK AND OSI



      6.1   Representations and Warranties of OSKK and OSI.

      As an inducement to SE, SC and SCI to enter into this Agreement and to consummate the transactions contemplated hereby, OSKK and OSI hereby represent and warrant to SE, SC, SECL and SCI that the statements contained in this
Article 6.1
are correct and complete as of the Effective Date and will be correct and complete as of the Closing Date and as of the Payment Date:

      (a) Organization.

      OSKK is an entity duly organized and validly existing under the laws of Japan. OSI is an entity duly organized and validly existing under the laws of the State of Delaware, the United States. Each of OSKK and OSI has full corporate power and authority to own and use its properties and assets and to carry on its business as now conducted. Sidecastle, Ltd., a limited liability company existing by virtue of the laws of the Republic of Ireland ("Sidecastle"), is the majority shareholder of all issued and outstanding shares of OSKK.

      (b) Authorization.

            (i) OSKK and OSI have full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by OSKK and OSI and constitutes, or upon execution and delivery by OSKK and OSI will constitute, as the case may be, legal, valid and binding obligations of OSKK and OSI enforceable against OSKK and OSI in accordance with their terms, subject as to enforcement to applicable insolvency, bankruptcy, reorganization and other such legal protections for debtors and to injunctive relief being discretionary to any court.

            (ii) Neither the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:
(i) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under
(a) the organizational documents of OSKK, Sidecastle and OSI, (b) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or authorization, right, restriction or obligation to which OSKK, Sidecastle and/or OSI is a party or any of their properties is subject or by which OSKK, Sidecastle and/or OSI or any of their properties is bound, (c) any Governmental Order to which OSKK, Sidecastle and/or OSI is a party or any of their properties is subject or by which OSKK, Sidecastle and/or OSI or any of their properties is bound, or (d) any Applicable Laws affecting OSKK, Sidecastle and/or OSI or their property; or (ii) require the approval, consent, authorization or act of, or the making by OSKK, Sidecastle and/or OSI of any declaration, filing or registration with, any Person, subject as to enforcement to applicable insolvency, bankruptcy, reorganization and other such legal protections for debtors and to injunctive relief being discretionary to any court.

      (c) No Proceedings.

      There is no action, suit or proceeding pending against OSKK, OSI and/or Sidecastle or threatened that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

      (d)  No Brokers.

      None of OSI, OSKK, their Affiliates or any officers, directors, employees, agents or other representatives of OSI, OSKK and their Affiliates has entered into or will enter into any contract, agreement, arrangement or understanding with any broker, finder, agent or other Person which will result in the obligation of SCI, SE, SECL or SC or any of their Affiliates to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated by this Agreement.



                                    ARTICLE 7

                ACTION PRIOR TO THE COMPLETION OF THE TRANSACTION



      The respective parties hereto covenant and agree to take the following actions prior to the completion of the transaction contemplated hereby.


      7.1   Investigation of the Business by OSI and OSKK.

      Prior to the Payment Date, upon reasonable advance notice by OSI or OSKK to SCI, SCI shall afford to the officers, employees and authorized representatives of OSI and OSKK (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of SCI and shall furnish to OSI or OSKK or its authorized representatives such additional information as shall be reasonably requested, including all such information as shall be reasonably necessary to enable OSI or OSKK or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of SCI contained in this Agreement have been complied with and to determine whether the conditions set forth in Article 9 have been satisfied.


      7.2   Preserve Accuracy of Representations and Warranties.

      Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article 5 or 6 of this Agreement not to be true and correct in all material respects as of the Closing Date and the Payment Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.


      7.3   Notice of Certain Matters.

      Without limiting either party's right to rely on the representations and warranties as set forth herein, each of the parties hereto shall provide the other parties with prompt written notice with respect to any material facts of which they become aware which arise between the Effective Date and the Payment Date which, if they had occurred and been known prior to the Effective Date, would have been required to have been disclosed in order to make the representations and warranties contained in Articles 5 and 6 true and correct as of the Effective Date. In addition, SCI shall provide OSKK with prompt written notice if between the Effective Date and the Payment Date, there is a change in the Purchased Assets, the Purchased IT Assets, the assets subject to the Leases and Licenses or its business which has or may be reasonably expected to have a Material Adverse Effect. Subject to the applicable confidentiality provisions of this Agreement, during the period prior to the Payment Date, SCI will as promptly as reasonably possible under the circumstances advise OSKK in writing of (a) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (b) any material default under any agreements, contracts or licenses, permits, approvals or other authorizations from a Governmental Body or event which, with notice or lapse of time or both, would become such a default on or prior to the Payment Date.


      7.4   Business Prior to the Closing Date.

      (a) Except as expressly contemplated by this Agreement, until the Closing
Date: (i) SCI shall operate and carry on its business only in the ordinary course and substantially as presently operated, and in compliance with all Applicable Laws, Governmental Orders, and the binding agreements, covenants and restrictions applicable thereto; (ii) SCI shall keep and maintain the Purchased Assets, the Purchased IT Assets, and the assets subject to the Leases and Licenses in reasonably good operating condition and repair and, except to the extent specifically agreed to in writing by OSKK, shall use its best efforts to maintain the business organization of its business intact and to preserve the goodwill of the suppliers, contractors, employees, customers and other Persons having business relations with SCI, (iii) SCI shall not (a) transfer or cause to be transferred from or to SCI any Employee without the knowledge of OSKK or (b) otherwise attempt to persuade any Employee to terminate his or her relationship with the business currently conducted by SCI, and (iv) SCI shall not sell or otherwise transfer or subject to any Encumbrance any of the assets owned by SCI as of the Record Date and listed on Schedule 2.1(a)(i) hereto.

      (b) In furtherance of the foregoing subsection, and without limitation thereof, except as expressly contemplated by this Agreement or except with the express written approval of OSKK, until the Closing Date SCI shall (i) use the Purchased Assets and the Purchased IT Assets, and the assets subject to the Leases and Licenses in the usual, regular and ordinary course and in substantially the same manner as heretofore used, (ii) continue to make payments when due and not slow down those payments as compared to its normal payment procedures and to perform its obligations under the leases, contracts, commitments and other agreements, (iii) not sell, dispose of, encumber or enter into any agreement for the sale, disposition or Encumbrance of, all or any part of the Purchased Assets, the Purchased IT Assets or the assets subject to the Leases and Licenses, except for the sale of Inventories in the ordinary course of business consistent with past practice and the purchase of the Purchased IT Assets in accordance with Article 2.3(a), (iv) with respect to any

Employee, not enter into any employment contract or, except in the ordinary course of business, increase any such Employee's compensation or benefits without the consent of OSKK, and (v) not enter into any contracts or commitments with respect to the business currently conducted by SCI not in the ordinary course of business or involving receipt or payment of more than two hundred thousand (200,000) yen.


      7.5   Transferred Warranties.

      SCI shall use its best efforts prior to the Closing Date to transfer to OSKK on the Closing Date: (i) any applicable manufacturer's warranties with respect to the Purchased Assets, and (ii) any applicable manufacturer's and/or third party licensor's warranties with respect to the Purchased IT Assets.


      7.6 Court-Appointed Examination.

      OSKK shall use its best efforts to apply for the examination by the relevant court-appointed examiner pursuant to Article 246 of the Commercial Code of Japan (Law No. 48 of 1899) (jigo-setsuritsu) as soon as practicable after the Effective Date.



                                    ARTICLE 8

                   SUBSIDY, EXCHANGE RATE AND UNDELIVERED ORDERS



      8.1   Subsidy.

      OSI and OSKK agree that upon and subject to the consummation of the transactions contemplated herein on the Closing Date, SCI and its Affiliates shall be relieved from all obligations outstanding on the Closing Date under the Disposable Distribution Agreement between OSI and SCI, dated as of November 7, 1996 (the "Disposable Distribution Agreement") to pay the difference between (i) the Projected Quarterly Cost of Goods Sold and (ii) the actual OSI Cost of Production plus OSI Other Expenses (each as defined in the Disposable Distribution Agreement), for supply of product by OSI and its Affiliates to SCI and its Affiliates prior to the Closing Date. Notwithstanding the foregoing, SCI and its Affiliates shall not be relieved of any obligations to pay OSI's allocation of Gross Profit (as defined in the Disposable Distribution Agreement) for product supplied by OSI and its Affiliates to SCI and its Affiliates pursuant to the Disposable Distribution Agreement.


      8.2   Exchange Rate.

      Tokyo Mitsubishi Bank's TTM (Telegraphic Transfer Mean) exchange rate between Japanese Yen and United States Dollars shall be applicable to any and all payments due or amount offset under this Agreement. Such TTM exchange rate shall be determined as of the seventh (7th) business day before each and every payment made or amount offset is applied.

      8.3   Undelivered Orders.

      During the period between the Effective Date and the Closing Date, SCI will not enter into any commitments or agreements to purchase supplies ("Post-Effective Date Supply Orders"), unless SCI has first (i) provided OSKK and OSI a copy of the unexecuted Post-Effective Date Supply Order, including, the name of the counter-party, price terms and quantity, and (ii) received OSKK's and OSI's written approval to SCI's entry into the Post-Effective Date Supply Order. With respect to Post-Effective Date Supply Orders and supply orders entered into prior to the Effective Date by SCI that are undelivered to SCI as of the Closing Date and which have been approved by OSKK and OSI in writing ("Undelivered Orders"), on the Closing Date, SCI will assign the Undelivered Orders to OSKK and OSKK will assume SCI's obligations under the Undelivered Orders. OSKK will not assume any obligations under any supply orders not approved in writing by OSKK.



                                    ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS OF OSI AND OSKK



      The obligations of OSKK to consummate the transactions provided for in this Agreement shall be subject, at the option of OSI and OSKK, to the satisfaction on or prior to the Closing Date, of the following conditions.


      9.1   No Misrepresentation or Breach of Covenants and Warranties.

      Each of the representations and warranties of SCI, SE, SECL and SC contained or referred to herein that are qualified by materiality or Material Adverse Effect shall have been true and correct when made and shall be true and correct on the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), and each of the representations and warranties of SCI, SE, SECL and SC that are not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date; SCI, SE, SECL and SC shall have complied with and not otherwise breached the covenants set forth herein; and SCI, SE, SECL and SC shall have delivered to OSKK and OSI such certificates of their officers to evidence compliance with the conditions set forth in this Article 9.1 as may be reasonably requested by OSKK and OSI.

      9.2   No Restraint or Litigation.

      No action, suit, investigation or proceeding shall have been instituted or overtly threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.



      9.3   Necessary Approvals.

      The parties shall have received the approvals and consents of all Persons necessary to consummate the transactions contemplated hereby.


      9.4   Employees.

      85% or more of the Key People identified by OSKK on Schedule 2.2(c) and 75% or more of the Employees on Schedule 2.2(a) shall have accepted offers of employment by OSKK.


      9.5   No Material Adverse Change.

      There shall have been no change or changes with respect to the Purchased Assets, the Purchased IT Assets, the assets subject to the Leases and Licenses or the business currently conducted by SCI having a Material Adverse Effect.


      9.6   Contract with Chart K.K..

      On or prior to the Closing Date, OSKK shall have entered into a distribution service agreement with Chart K.K. in substantially the form attached hereto as Schedule 2.4(a).


      9.7   Contract with SE.

      On or prior to the Closing Date, OSKK and SE shall have entered into an agreement in a form listed in Schedule 2.8(b).


      9.8   Purchased IT Assets and Leases and Licenses.

      On or prior to the Closing Date, (i) SCI shall have acquired the Purchased IT Assets from Century Leasing Company and shall be prepared to transfer to OSKK the Purchased IT Assets on the Closing Date and (ii) OSKK shall have entered into lease or license agreements for all of the assets subject to the Leases and Licenses on terms and conditions reasonably satisfactory to OSKK, other than those assets subject to the Leases and Licenses set forth on Schedule 9.8 attached hereto ("Non-Essential Leases and Licenses"), or the lessors or licensors of the Leases and Licenses, other than the lessors and licensors of the Non-Essential Leases and Licenses, shall have consented to the transfer of the Leases and Licenses to OSKK.

      9.9 Contract with regard to the Leased Premises.

      On or prior to the Closing Date, OSKK and the owners of the Leased Premises shall have entered into lease agreements for the Leased Premises on terms substantially in accordance with the terms set forth in the memoranda of understanding attached hereto as Schedule 9.9.


      9.10  License Agreements with SC.

      On or prior to the Closing Date, OSKK and SC shall have entered into the license agreement in a form listed in Schedule 2.10(b) and SCI shall have assigned the fully-paid Cielo Trademark License Agreement to OSKK and SC shall have consented to the assignment.

      9.11  Permits.

      OSKK shall have obtained all Permits necessary or used in the operation of SCI's business as currently conducted, other than the importation licenses identified in Article 2.6(a)(1) and (2) and licenses related to drug sales.



                                   ARTICLE 10

           CONDITIONS PRECEDENT TO OBLIGATIONS OF SCI, SE, SECL AND SC



      The obligations of SCI, SE, SECL and SC to consummate the transactions provided for in this Agreement shall be subject, at the option of SCI, SE, SECL and SC to the satisfaction on or prior to the Closing Date, of the following conditions:


      10.1  No Misrepresentation or Breach of Covenants and Warranties.

      Each of the representations and warranties of OSKK and OSI contained or referred to herein that are qualified by materiality shall have been true and correct when made and shall be true and correct on the Closing Date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), and each of the representations and warranties of OSKK and OSI that are not so qualified shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date; OSKK and OSI shall have complied with and not otherwise breached the covenants set forth herein; and OSKK and OSI shall have delivered to SCI, SE, SECL and SC such certificates of their officers to evidence compliance with the conditions set forth in this
Article 10.1 as may be reasonably requested by SE, SECL and SC.

      10.2  No Restraint or Litigation.

      No action, suit, investigation or proceeding shall have been instituted or overtly threatened to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.


                                   ARTICLE 11

                                 INDEMNIFICATION



      11.1  Indemnification by SCI.

      SCI agrees to indemnify and hold harmless (collectively, "indemnification") each OSI Group Member from and against any and all Losses and reasonable Expenses incurred by such OSI Group Member in connection with or arising from:

            (a) any breach by SCI of any of its covenants in this Agreement;

            (b) any breach of any warranty or the inaccuracy of any representation of SCI contained or referred to in this Agreement or any certificate of title delivered by or on behalf of SCI pursuant hereto; and

            (c) the Excluded Liabilities.

      The indemnification provided for in Article 11.1 shall survive termination or expiration of this Agreement.


      11.2  Indemnification by SE, SECL and SC.

      SE, SECL and SC agree to indemnify and hold harmless (collectively, "indemnification") each OSI Group Member from and against any and all Losses and reasonable Expenses incurred by such OSI Group Member in connection with or arising from:

            (a) any breach by SE, SECL and/or SC of any of their covenants in this Agreement;

            (b) any breach of any warranty or the inaccuracy of any representation of SE, SECL and/or SC contained or referred to in this Agreement or any certificate of title delivered by or on behalf of SE, SECL and/or SC pursuant hereto; and

            (c) the Excluded Liabilities.

      The indemnification provided for in Article 11.2 shall survive termination or expiration of this Agreement.

      11.3  Indemnification by OSKK and OSI.

      OSKK and OSI agree to indemnify and hold harmless (collectively, "indemnification") each SCI Group Member from and against any and all Losses and reasonable Expenses incurred by such SCI Group Member in connection with or arising from:

            (a) any breach by OSKK and/or OSI of any of their covenants in this Agreement;

            (b) any breach of any warranty or the inaccuracy of any representation of OSKK, Sidecastle and/or OSI contained or referred to in this Agreement or any certificate delivered by or on behalf of OSKK and/or OSI pursuant hereto, and

            (c) OSI's transfer of SCI's accounts payable to OSKK.

      The indemnification provided for in Article 11.3 shall survive termination or expiration of this Agreement.


      11.4  NO CONSEQUENTIAL OR PUNITIVE DAMAGES.

      In no event shall any Party be liable to any other, whether arising under contract, tort (including negligence), strict liability or otherwise, for loss of anticipated profits or consequential loss or consequential damage of any nature, nor exemplary or punitive damages, arising at any time from any cause whatsoever, incurred or claimed to have been incurred by THE other Party. This
Article 11.4 shall apply notwithstanding any other provision of this Agreement and shall survive the termination or expiration of this Agreement.



                                   ARTICLE 12

                                   TERMINATION



      12.1  Termination.

      Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated:

            (a) by the mutual consent of all of the parties;

            (b) by OSI Group Members in the event of any material breach by any SCI Group Members of any of the representations, warranties, covenants or agreements of any SCI Group Members contained herein and the failure of any SCI

Group Members to cure such breach within fifteen (15) days after receipt of notice from OSI Group Members requesting such breach to be cured;

            (c) by SCI Group Members in the event of any material breach by any OSI Group Members of any of any OSI Group Members' representations, warranties, covenants or agreements contained herein and the failure of any OSI Group Members to cure such breach within fifteen (15) days after receipt of notice from any SCI Group Members requesting such breach to be cured; or

            (d) by any party hereto in the event that any other party to this Agreement suspends payments (shiharai-teishi), becomes unable to make payments (shiharai-funou), is subject to disposition due to delinquency in payment of taxes and public imposts, is subject to provisional attachment or disposition (kari-sashiosae/kari-shobun), is ordered to suspend transactions with banks and financial institutions, a note or check drawn by such party is dishonored (fuwatari), is filed for compulsory execution (kyousei-shikkou), public auction, bankruptcy, corporate reorganization procedure, civil rehabilitation procedure or other similar proceeding, or its dissolution is resolved.


      12.2  Notice of Termination.

      Any party desiring to terminate this Agreement pursuant to Article 12.1 above shall give written notice of such termination to the other party to this Agreement.


      12.3  Effect of Termination.

      In the event that this Agreement shall be terminated pursuant to this
Article 12, all further obligations and liabilities of the parties under this Agreement (other than Articles 14.2, 14.13 and 14.14) shall be terminated, except for liabilities resulting from the willful breach of this Agreement occurring prior to the proper termination of this Agreement..



                                   ARTICLE 13

                                   GUARANTEES



      13.1  SE's Guarantee.

      SE hereby guarantees SCI's performance of the obligations under this Agreement. Even in the case where SCI is dissolved in the future, SE shall perform SCI's obligations under this Agreement.


      13.2  OSI's Guarantee.

      OSI hereby guarantees OSKK's performance of the obligations under this

Agreement. Even in the case where OSKK is dissolved in the future, OSI shall perform OSKK's obligations under this Agreement.



                                   ARTICLE 14

                               GENERAL PROVISIONS



      14.1  Survival of Obligations.

      All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided that all remedies and claims in connection with breaches of this Agreement shall be subject to Article 11 and the limitations contained therein. The respective representations and warranties of each party hereto contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto and shall survive the Payment Date.


      14.2  No Public Announcements.

      Except as heretofore made, neither SCI, SE, SECL, SC, OSI nor OSKK shall, without the approval of the others, make any press release or other public announcement concerning this Agreement, its existence or the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their reasonable efforts to cause a mutually agreeable release or announcement to be issued.


      14.3  Notices.

      All notices, requests, instructions or other communications or other documents required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally via telecopier or five (5) days after being sent, when sent by registered or certified mail, or one (1) day after being sent, when sent by overnight courier, addressed as follows:

            If to OSI, to:

            1855 Gateway Boulevard, Suite 700, Concord, CA 94520 USA

            Attn.: Steve Fanning, President & CEO


            If to OSKK, to:

            28-11, Taito 4-chome, Taito-ku, Tokyo 110-0016 Japan
            Attn.: Masakazu Niwa, President





            If to SCI, SE, SECL or SC to:

            Seiko Epson Corporation

            8793 Nakaminowa, Minowa-machi, Kimiina-gun, Nagano-ken
            399-4693 Japan

            Attn.: Osamu Kamiwaki, Corporate General Manager



      or to such other address as such party may indicate by a notice delivered to the other parties hereto.


      14.4  Successors and Assigns.

            (a) This Agreement and the rights of either party under this Agreement shall not be assignable without the prior written consent of the other party hereto.

            (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Article 14.4 any right, remedy or claim under or by reason of this Agreement.


      14.5  Access to Records After Closing Date.

      For a period of three (3) years after the Closing Date, OSKK and its representatives shall have reasonable access to all of the books and records of SCI's business which SCI or any of its Affiliates have retained after the Closing Date. Such access shall be afforded upon receipt of reasonable advance notice and during normal business hours.


      14.6  Entire Agreement; Amendments.

      (a) This Agreement and the exhibits and schedules referred to herein and the documents delivered pursuant hereto (including the Shukko Agreement in relation to Mr. Okazaki) contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understanding between or among any of the parties hereto.

      (b) The Non-Disclosure Agreements between SE, SECL, SCI and OSI dated October 19, 1995 and May 20, 1999 are hereby terminated (subject to the survival of those rights and obligations respectively therein in accordance with their respective terms). The Letter of Intent between the parties dated March 16, 2001 (including Article 7 thereof) is hereby terminated. The Letter of Intent between the parties dated September 25, 2001 is hereby terminated.

      (c) Termination of the Disposable and Daily Wear Distribution Agreements between OSI and SCI dated November 7, 1996 (subject to the survival of those rights and obligations respectively therein in accordance with their respective terms) shall become effective as upon OSKK having obtained, under its name, the license for importation and sales of medical devices for the products that SCI currently imports and distributes in Japan and having transferred to it the authorizations for the importation of such products. The Clinical Investigation Agreements, mentioned in Article 17(f) and Article 15(f) of such Disposable and Daily Wear Distribution Agreements, respectively, shall terminate in accordance with those articles.

      (d) This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.


      14.7  Interpretation.

      Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.


      14.8  Waivers.

      Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.


      14.9  Expenses.

      Except as otherwise expressly agreed to in writing by the parties, each party hereto will pay all Expenses incident to its negotiation and preparation of this

Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with.


      14.10 Partial Invalidity.

      Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Laws, but in case any one or more of the provisions contained herein shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.


      14.11 Execution in Counterparts.

      This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of SCI and OSKK. A facsimile copy of a signature shall have the same effect as an original signature.


      14.12 Further Assurances.

            (a) On the Closing Date SCI shall (i) deliver to OSKK such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in a form reasonably satisfactory to OSKK and its counsel, as OSKK may reasonably request or as may be otherwise reasonably necessary to vest in OSKK all the rights, title and interest of SCI in, to or under any or all of the Purchased Assets and Purchased IT Assets (subject to Article 2.3)), and (ii) take all steps as may be reasonably necessary to put OSKK in actual possession and control of all the Purchased Assets and Purchased IT Assets (subject to Article 2.3).

            (b) OSKK and SCI hereby agree that, from time to time following the Closing Date, in addition to those documents and actions specified herein, and without the receipt of further consideration, they will execute and deliver such documents and take such actions as the other party may reasonably request in such form as may be appropriate, if necessary or advisable in connection with the consummation of the transactions contemplated hereby or of any other agreement delivered in connection herewith, including, without limitation, the transfer of the Purchased Assets and Purchased IT Assets.


      14.13 Confidentiality.

            (a) OSI and OSKK agree to hold in strict confidence all proprietary information and documents received from SE and SCI concerning the Purchased Assets, Purchased IT Assets and the business currently conducted by SCI (except for those OSKK purchased), and OSI and OSKK will not use any such information and documents for any purpose other than in connection with the transactions contemplated hereby; provided, however, that the foregoing limitations shall cease to be effective on the Closing Date, subject to any third party confidentiality obligations. If the transactions herein contemplated are not consummated, OSI and OSKK will continue to hold such information and documents in strict confidence and, upon receipt of notice requesting such action, will return to SE and SCI all such documents without retaining copies thereof; provided, however, that the obligation of OSI and OSKK to maintain such confidentiality shall not apply to any information or documents (i) that are required by Applicable Laws or the terms of this Agreement to be disclosed, or
(ii) that are in the public domain at the time furnished, or that become in the public domain thereafter through any means other than as a result of any act of OSI or OSKK which constitutes a breach of this Agreement.

            (b) Beginning as of the Closing Date, SE and SCI agree to hold in strict confidence all proprietary information provided by OSI and OSKK under the terms of this Agreement and will not use such information except in furtherance of its continuing business relationships with OSI and OSKK. If the transactions herein contemplated are not consummated, SE and SCI will continue to hold such information in strict confidence; provided, however, that the obligations of SE and SCI hereunder shall not apply to any information or documents (i) that are required by Applicable Laws or the terms of this Agreement to be disclosed, or
(ii) that are in the public domain at the time furnished, or that become in the public domain thereafter through any means other than as a result of any act of SE or SCI which constitutes a breach of this Agreement.


      14.14 Governing Law.

      This Agreement shall be interpreted in English and shall be governed by and construed in accordance with the laws of Japan (without giving effect to its conflicts of laws provisions).


      14.15 Dispute Resolution.

      Any dispute or claim arising out of or relating to this Agreement, or breach hereof shall be brought to the Tokyo District Court.


      14.16 Force Majeure.

      No delay or non-performance by either party hereto of any obligation under this Agreement (except the obligation to pay money) caused by the occurrence of any of the following events shall constitute a default or breach under this Agreement or give rise to any claim for damages or indemnification: earthquake, typhoon, tidal wave, hurricane, storm, lightning, or other natural or physical disasters, epidemics, plagues, confiscation, nationalization, war, rebellion, hostilities, terrorist acts, strikes, labor shortages, or any other event beyond the reasonable control of each party, as the case may be.

      14.17 Schedules and Exhibits.

      All schedules and exhibits referenced in this Agreement shall be in Japanese, except for Schedules 2.2(c), 2.5(c), 4.1(a), 5.1(c), 5.1(d)(iii), 5.1(l) and 9.8, and Exhibit C, which shall be in English.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first above written.

                                          OSKK

                                          By: /s/ Masakazu Niwa
                                              ---------------------------------
                                           Name:     Masakazu Niwa
                                                -------------------------------
                                          Title:             President
                                                -------------------------------


                                          OSI


                                          By: /s/ Steve Fanning
                                              ---------------------------------
                                          Name:     Steve Fanning
                                                -------------------------------
                                          Title:       President & CEO
                                                -------------------------------


                                          SCI


                                          By: /s/ Shoichi Kitagawa
                                              ---------------------------------
                                          Name:       Shoichi Kitagawa
                                                -------------------------------
                                          Title:               President
                                                -------------------------------


                                          SE


                                          By: /s/ Osamu Kamiwaki
                                              ---------------------------------
                                          Name:          Osamu Kamiwaki
                                                -------------------------------

                                          Title:   Corporate General Manager
                                                -------------------------------


MANAGER
                                          SECL


                                          By: /s/ Toshio Imai
                                              ---------------------------------
                                          Name:         Toshio Imai
                                                -------------------------------
                                          Title:                President
                                                -------------------------------


                                          SC


                                          By: /s/ Kunio Maeda
                                              ---------------------------------
                                          Name:     Kunio Maeda
                                                -------------------------------

                                          Title:    Executive Director
                                                -------------------------------

                                  Schedule 1.1
                                   DEFINITIONS


      "Accounts Receivable" has the meaning specified in Article 2.1(a)(ii) hereof.

      "Affiliate" means any entity that controls, is controlled by, or is under common control with, each party, as the case may be. An entity shall be deemed to be in control of another entity only if, and for so long as, it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

      "Applicable Laws" means any applicable federal, state and local laws, statutes, regulations, rules, codes, ordinances, judgments, guidelines, injunctions, decrees, orders, permits, approvals, and treaties, enacted, adopted, issued or promulgated by any Governmental Body on or prior to the Payment Date.

       "Chart K.K." means Chart K.K. having its registered office at 8-3 Tomigaya 1-Chome, Shibuya-ku, Tokyo, Japan.

      "Cielo Trademark License Agreement" means the Trademark License Agreement between SC and SCI dated as of May 12, 1998.

      "Clinical and Analytical Evaluation Services Agreement" has the meaning specified in Article 2.12(a) hereof.

      "Clinical and Analytical Instruments" means clinical and analytical instruments owned by SE for examining and evaluating imported products for compliance with the Pharmaceutical Affairs Law of Japan, a list of which is set forth on Schedule 2.12(b).

      "Closing Accounts Receivable Schedule" has the meaning specified in
Article 3.2(a) hereof.

      "Closing Asset Schedules" has the meaning specified in Article 3.2(a) hereof.

      "Closing Date" means April 1, 2002 (or such other time and date as the parties shall agree in writing), or if the conditions set forth in Articles 9 and 10 shall have not been satisfied or waived by such date (except for conditions set forth in Articles 9 and 10 which by their terms are to be completed on the Closing Date), as soon as practicable (but in no event more than 10 business days) after such conditions shall have been satisfied or waived by such date.

      "Closing Excepted Inventory Schedule" has the meaning specified in Article 3.2(a) hereof.

      "Closing Merchantable Inventory Schedule" has the meaning specified in
Article 3.2(a) hereof.

      "Consigned Inventory" means the Inventory to which SCI owns the ownership, but which SCI has its retailers or distributors possess and manage for the benefit of SCI.

      "Contracts" has the meaning specified in Article 5.1(f) hereof.

      "Counter-parties" has the meaning specified in Article 2.5(c) hereof.

      "Discontinued Products" means the products set forth on Exhibit C hereto.

      "Disposable Distribution Agreement" has the meaning specified in Article
8.1 hereof.

      "Effective Date" means the date of this Agreement first written above.

      "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

      "Environmental Law" shall mean all laws which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Substances or otherwise dangerous substances, wastes, pollution or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees.

      "Excepted Inventory" means Non-Consigned Inventory (i) which is damaged, defective, opened, improperly labeled or otherwise not in resalable condition or which are not legally approved for sale in Japan, (ii) which has an expiration date of shorter than six (6) months from the Closing Date, (iii) which is in excess of two (2) years' supply computed from calendar year 2001 net shipments,
(iv) which is part of a rejected lot or (v) which consists of Discontinued Products.

      "Excluded Liabilities" means all Losses and Expenses of SCI, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the Effective Date, including, without limitation: (a) Losses or Expenses related to any Pre-Closing Environmental Matter, (b) any Loss or Expense to or in respect of any employees or former employees of SCI, including, without limitation (i) any employment agreement, whether or not written, between SCI and any person, (ii) any Loss or Expense under any consulting, severance or similar contract, arrangement, policy, plan (written or oral), program, or commitment providing for insurance coverage, workers' compensation, disability benefits, supplemental unemployment benefits, pension benefits, welfare benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits, deferred compensation, profit-sharing bonuses or other forms of incentive compensation or post-retirement insurance, compensation or benefits which SCI may have incurred, and (iii) any claim of an unfair labor practice, or any claim under any unemployment compensation or worker's compensation law or regulation or under Applicable Law regarding employment discrimination, which shall have been asserted on or prior to the Closing Date or is based on acts or omissions which occurred on or prior to the Closing Date; (c) any Loss or Expense of SCI in respect of any Tax, and any Loss or Expense in respect of Taxes attributable to Purchased Assets and Purchased IT Assets for taxable periods, or portions thereof, ending on or prior to the Closing Date consistent with Article 3.5; (d) any Loss or Expense arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of SCI on or prior to the Closing Date, except to the extent any such Loss or Expense is attributable to defects in products supplied to SCI by OSI or its Affiliates; and (e) any Loss or Expense of SCI arising out of or related to any action, suit or proceeding against SCI or any action, suit or proceeding which adversely affects the Purchased Assets or the Purchased IT Assets and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date.

      "Expenses" means any and all costs and expenses incurred, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and fees and expenses of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals.

      "Governmental Body" means any national, federal, state, county, local, district, public authority, public agency, or any other political subdivision, public corporation, or governmental or regulatory authority whether international or of any country or autonomous territory.

      "Governmental Order" means any judgment, order, award or decree of any foreign, national, federal, state, local or other court or tribunal, or any Governmental Body and any award in any arbitration proceeding, as in effect during the period from the Effective Date up to and including the Payment Date.

      "Gross Margin" has the meaning specified in Article 2.9 hereof.

      "Intangible Assets" has the meaning specified in Article 2.1(a)(v) hereof.

      "Intellectual Property" means (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) all worldwide statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by law, multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application; (d) trademarks, service marks, trade dress, logos, trade names and corporate names, including all of the goodwill associated therewith, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the Patent Office of Japan, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions; (e) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by law, multinational treaties or conventions; (f) mask works or registrations of mask works; (g) trade secrets and confidential, technical information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice); (h) technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works, whether secret or confidential or not; (i) copies and all tangible embodiments of all of the foregoing, in whatever form or medium;
(j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (k) all rights to sue for and recover and retain damages, costs or attorneys' fees for present and past infringement of any of the intellectual property rights hereinabove set out.

      "Inventory" means disposable contact lenses, conventional contact lenses, solutions and other contact lens related products that SCI has purchased for its contact lens business and business related thereto, but SCI has not yet sold to anyone. The Inventory consists of the Consigned Inventory and the Non-Consigned Inventory.

      "Leased Premises" means the premises where SCI conducts its contact lens business and business related thereto listed in Exhibit A.

      "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges.

      "Material Adverse Effect" means a material adverse effect on the physical condition or value of the Purchased Assets, the Purchased IT Assets, the assets subject to the Leases and Licenses or the business currently conducted by SCI.

      "Merchantable Consigned Inventory" means Consigned Inventory other than Excepted Inventory.

      "Non-Consigned Inventory" means all Inventory other than Consigned Inventory.

      "Non-Essential Leases and Licenses" has the meaning specified in Article
9.8 hereof.

       "OSI Group Member" means OSI, OSKK, their officers, directors, stockholders, agents and Affiliates.

      "Payment Date" means the date that is twenty-nine (29) days following the Closing Date; provided, however, in the event SCI and OSKK shall not have agreed upon the Closing Asset Schedules pursuant to Article 3.2 with respect to which the consideration specified in Article 3.1 is to be determined, such later date on which disputes with respect to the Closing Asset Schedules shall be agreed upon pursuant to Article 3.2), or such other time and date as the parties shall agree in writing.

      "Permits" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Body or any other Person, necessary or used in the business of SCI as conducted on and prior to the Effective Date.

      "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or any other entity.

      "Post-Effective Date Supply Order" has the meaning specified in Article
8.3 hereof.

      "Pre-Closing Environmental Matters" means (a) the production, use, generation, emission, storage, treatment, transportation, recycling, disposal, discharge, release, or other handling or disposition of any kind on or prior to the Closing Date (collectively, "Handling") by SCI or its Affiliates (including any other entities, the assets or obligations of which have been acquired or assumed by SCI or to which SCI has succeeded, collectively, "Predecessors") of any Substance, either in, on, from or under any real property or facility owned, leased or used at any time by SCI or its Affiliates or their Predecessors in connection with the operation of SCI's business, including any offsite disposal facilities (an "Operating Site"), including, without limitation, the effects of such Handling of Substances on resources, Persons, or property within or outside the boundaries of any Operating Site, and (b) any other act or omission of the SCI or its Affiliates or their Predecessors prior to the Closing Date that gives rise to liability or potential liability under any Environmental Law.

      "Purchased Assets" has the meaning specified in Article 2.1(a) hereof. Purchased Assets are exclusive of (i) those Intellectual Properties proprietary to SE and/or SECL set forth in Schedule 2.11, (ii) the Clinical and Analytical Instruments owned by SE (set forth in Schedule 2.12(b)), (iii) any Purchased IT Assets or assets subject to the Leases and Licenses, and (iv) any third party Intellectual Property.

      "Purchased IT Assets" has the meaning specified in Article 2.3(a) hereof; provided, however, for purposes of this Agreement, Purchased IT Assets are neither Tangible Fixed Assets nor Intangible Assets nor Purchased Assets.

      "Record Date" means January 31, 2002.

      "Return Credit" has the meaning specified in Article 2.9 hereof.

      "SCI Group Member" means SCI, SE, SECL, SC, their officers, directors, stockholders, agents and Affiliates.

      "SCI Liaison" has the meaning specified in Article 2.2(h) hereof.

      "Substance" means any pollutants, contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitible or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

      "Tangible Fixed Assets" has the meaning specified in Article 2.1(a)(i) hereof.

      "Tax" means any national, federal, prefectural, state or local net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, value-added, registration, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty other than stamp duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

      "Undelivered Orders" has the meaning specified in Article 8.3 hereof.

                         LIST OF SCHEDULES AND EXHIBITS

                                  Schedule 1.1
                                   Definitions

                              Schedule 2.1(a)(i)(x)
  Tangible Fixed Assets At Book Value (as of the Record Date), Excluding Assets
                                 Without Charge

                              Schedule 2.1(a)(i)(y)
  Tangible Fixed Assets With No Book Value or Without Charge (as of the Record
                                      Date)

                               Schedule 2.1(a)(ii)
                   Accounts Receivable (as of the Record Date)

                              Schedule 2.1(a)(iii)
                Non-Consigned Inventories (as of the Record Date)

                               Schedule 2.1(a)(iv)
                  Consigned Inventories (as of the Record Date)

                              Schedule 2.1(a)(v)(h)
                                   Trademarks

                              Schedule 2.1(a)(v)(i)
              Telephone Subscription Rights (as of the Record Date)

                                 Schedule 2.2(a)
                        Employees (as of the Record Date)

                                 Schedule 2.2(c)
                                   Key People

                                 Schedule 2.2(h)
                                   SCI Liaison

                                 Schedule 2.3(a)
                               Purchased IT Assets

                                 Schedule 2.3(b)
                               Leases and Licenses

                                 Schedule 2.4(a)
             Form of Distribution Service Agreement With Chart K.K.
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                                 Schedule 2.5(c)
                                 Counter-parties

                                 Schedule 2.6(b)
                           Zantei-Operation Agreement

                                 Schedule 2.8(b)
                                Supply Agreement

                                 Schedule 2.9(a)
              Form of Notice of Assignment of Account(s) Receivable

                                  Schedule 2.10
                        Seiko Trademark License Agreement

                                  Schedule 2.11
     Intellectual Properties owned by SE and/or SECL (as of the Record Date)

                                Schedule 2.12(a)
           Clinical and Analytical Evaluation Services Agreement Terms

                                 Schedule 2.12(b)
                 Clinical and Analytical Instruments Owned by SE

                                 Schedule 4.1(a)
                  Disclosure of Encumbrances on Purchased Assets

                                 Schedule 5.1(c)
              Tangible Fixed Assets Not In Good Condition or Repair

                              Schedule 5.1(d)(iii)
                    Royalties Payable On Intellectual Property

                                 Schedule 5.1(f)
                                    Contracts

                                 Schedule 5.1(l)
                           History of Bad Debt Expense

                                 Schedule 5.1(n)
                                     Permits


                                  Schedule 9.8
                        Non-Essential Leases and Licenses
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                                  Schedule 9.9
               Memoranda of Understanding Regarding Leased Premises

                                    Exhibit A
                                 Leased Premises

                                    Exhibit B
                      SCI Accounting Policies and Practices

                                    Exhibit C
                              Discontinued Products